Year Ended October 31, 2002 John Hancock Investment Trust II - John Hancock Regional Bank Fund Series - 2 NAV per share - Class C 37.56 NAV per share - Class I N/A - John Hancock Financial Industries Fund Series - 8 NAV per share - Class C 13.87 NAV per share - Class I 14.40 - John Hancock Small Cap Equity Fund Series - 9 NAV per share - Class C 10.96 NAV per share - Class I 11.53